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I-trax Contact:                PR Contact:                  Investor Contact:
Janice MacKenzie               Karen Higgins                Jody Burfening / Chris Witty
I-trax, Inc.                   Sagefrog Marketing           Lippert/Heilshorn & Associates, Inc.
(610) 459-2405 x109            (610) 831-5723               (212) 201-6609
jlmackenzie@i-trax.com         karenh@sagefrog.com          cwitty@lhai.com

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FOR IMMEDIATE RELEASE




       I-trax Appoints Global Healthcare Leader, Raymond J. Fabius, M.D.,
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                     As President and Chief Medical Officer
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CHADDS FORD, PA, May 3, 2005 -- I-trax, Inc. (Amex: DMX), a leader in integrated health and productivity management, announced today that it has appointed Raymond (Ray) J. Fabius, MD, CPE, FACPE, as its president and chief medical officer. Dr. Fabius will be responsible for overseeing the development and quality of I-trax's clinical programs as well as the marketing and sales of I-trax products and services. Prior to joining I-trax, Dr. Fabius served as global medical leader for General Electric Company (GE). The addition of Dr. Fabius is part of an executive team realignment aimed at better positioning I-trax for future growth.

"With the addition of Ray Fabius and the recent appointment of Dixon Thayer as chief executive officer, I-trax has assembled a team of world-class leaders," said Frank A. Martin, I-trax's chairman. "We are elated to have a healthcare expert like Dr. Fabius join the company. Ray's background in the development of wellness and disease management programs, his e-health activities, and most recently his oversight of over 200 on-site healthcare clinics for General
Electric makes him uniquely suited to play an executive role for I-trax. We believe that Ray and Dixon, together, bring a combination of global clinical and operational experience unparalleled in the industry."

Dr. Raymond J. Fabius, MD, CPE, FACPE
As global medical leader at General Electric, a position held since 2002, Dr. Fabius oversaw an ambulatory network of over 200 on-site clinics in 29 countries and Puerto Rico. From 2000 to 2002, Dr. Fabius served as senior medical director for Aetna e.Health Activities, providing clinical leadership for Aetna's website, InteliHealth, and the company's data warehouse subsidiary, US Quality Algorithms. Dr. Fabius also served Aetna US Healthcare as corporate medical director for National Accounts; corporate medical director for utilization management; disease management; and quality improvement. Prior to joining Aetna US Healthcare, Dr. Fabius served as medical director for CIGNA Health Plan of Pennsylvania, New Jersey and Delaware. Previously, Dr. Fabius served as president of an eight-doctor private pediatric practice caring for 16,000 patients.


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


Dr. Fabius was a founding member and vice president for Health Internet Ethics, an organization committed to ensuring that consumers realize the Internet's potential to improve their health and played several advisory roles within the National Committee for Quality Assurance (NCQA) and the Utilization Review Accreditation Commission (URAC). Dr. Fabius was also recognized as a Distinguished Fellow by the American College of Physician Executives in 2003. Dr. Fabius is the author of two books for physician executives, including "Total Care Management - A Physician Executive's Guide to Medical Management for the 21st Century," which received the ACPE Robert A. Henry Literary Book Award as the best book in the field of medical management in 2001.

Dr. Fabius has held associate faculty positions at several Philadelphia area medical schools, including Hahnemann University (now Drexel University), Children's Hospital of Philadelphia and Thomas Jefferson University. Board certified in pediatrics and medical management, Dr. Fabius received his medical degree from Hahnemann Medical College in Philadelphia and completed his pediatric residency training at Children's Hospital of Los Angeles.

About I-trax
I-trax is a leading provider of integrated health and productivity management solutions formed by the merger of I-trax Health Management Solutions and CHD Meridian Healthcare. Serving nearly 100 clients at over 180 locations nationwide, I-trax offers wellness, disease management and on-site services. I-trax provides a comprehensive solution specifically designed for every individual regardless of location. The company is focused on improving health, satisfaction and productivity for individuals, while lowering the direct and indirect costs of healthcare related benefits. For more information, visit www.i-trax.com.
--------------

Safe Harbor Statement: This news release may contain "forward-looking statements" with the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated, including those risks detailed in I-trax's filings with the Securities and Exchange Commission, and should be read in light of these risks.




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